Exhibit 14.1

CODE OF ETHICS

FOR

TP FLEXIBLE INCOME FUND, INC.

PROSPECT FLEXIBLE INCOME MANAGEMENT, LLC

(Board Approved: August 23, 2018)

Section I.     Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of TP Flexible Income Fund, Inc. and its consolidated subsidiaries (“FLEX” or the “Corporation”), and Prospect Flexible Income Management, LLC, the investment adviser (the “Adviser” or “PFIM”) of the Corporation (together “FLEX”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments, investment intentions and other non-public information of the Corporation may abuse their fiduciary duty to the Corporation, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 and Rule 204A-1 are addressed.

The Code is based on the principle that the directors and officers of the Corporation, and the managers, partners, officers, personnel and employees of the Adviser, who provide services to the Corporation, (i) owe a fiduciary duty to the Corporation to conduct their personal securities transactions in a manner that does not interfere with the Corporation’s transactions or otherwise take unfair advantage of their relationship with the Corporation, and (ii) owe a fiduciary duty of care, loyalty, honesty and good faith to act in the best interests of the Corporation and its stockholders. All Access Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Access Person who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its stockholders. In sum, all Access Persons shall place the interests of the Corporation before their own personal interests.

All Access Persons must read and retain this Code of Ethics.

Section II      Definitions

(A)	“Access Person” means any Supervised Person (as defined below) of the Adviser who has access to non-public information regarding the Corporation or any other clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of the Corporation or any other clients for which the Adviser serves as investment adviser, or whose investment adviser or principal underwriter controls (as defined below) the Adviser, is controlled by the Adviser, or is under common control with the Adviser, or Advisory Person (as defined below) of the Corporation or the Adviser.

(B)	An “Advisory Person” of the Corporation or the Adviser means: (i) any director, officer, general partner or employee of the Corporation or the Adviser, or any company in a control relationship to the Corporation or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Corporation or the Adviser, who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any Covered Security by the Corporation.

(C)	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the

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Securities Exchange Act of 1934, as amended (the “1934 Act”). Under this Rule, a person is deemed to have beneficial ownership of a security if the person, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security. A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. A person is presumed to have an “indirect pecuniary interest” in securities held by a member of his or her “Immediate Family” (although this presumption may be rebutted). For purposes of the Rule, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. An indirect pecuniary interest also includes, among other things:

•	a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;
•	subject to certain exceptions specified in the Rule, a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function;
•	a person’s right to dividends that is separated or separable from the underlying securities;
•	a person’s interest in securities held by certain trusts; and
•	a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable. The term “derivative security” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

A person who is a stockholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or the entity if the stockholder is not a controlling stockholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio.

(D)	“Chief Compliance Officer” means the Chief Compliance Officer of the Corporation or the Adviser, as the context requires.

(E)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Under the 1940 Act, “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. A person is presumed to control a company if he or she owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of that company.

(F)	“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Covered Security also means any exchange traded fund.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end investment companies registered under the 1940 Act that are not Reportable Funds (as defined below); and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the 1940 Act, none of which are Reportable Funds.

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase

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or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G)	“Independent Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

(H)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amnded (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(I)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(J)	“Reportable Fund” means any investment company registered under the 1940 Act: (i) for which the Adviser serves as an investment adviser; or (ii) whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser, or any other person designated as such by the Adviser’s Chief Compliance Officer.

(K)	“Security Held or to be Acquired” by the Corporation means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Corporation; or (B) is being or has been considered by the Corporation or the Adviser for purchase by the Corporation; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (F).

(L)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

Section III     Objective and General Prohibitions

A.     As set forth in this Code, all Supervised Persons must comply with applicable federal securities laws and regulations. Access Persons may not engage in any investment transaction under circumstances in which he or she benefits from or interferes with the purchase or sale of investments by the Corporation (or the Adviser on behalf of the Corporation). In addition, Access Persons may not use information concerning the investments or investment intentions of the Corporation, or such person’s ability to improperly influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation. In this regard, Access Persons should recognize that Rule 17j-1 of the 1940 Act makes it unlawful for any affiliated person of the Corporation, or any affiliated person of an investment adviser for the Corporation, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporation to:

(i)	employ any device, scheme or artifice to defraud the Corporation;
(ii)	make any untrue statement of a material fact to the Corporation or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation; or
(iv)	engage in any manipulative practice with respect to the Corporation.

Access Persons should also recognize that a violation of this Code, Rule 17j-1 of the 1940 Act or Rule 204A-1 of

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the Advisers Act may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties. No Access Person may trade any security without advance approval from an Approving Officer.

B.     For purposes of this Section III.B, (i) “FLEX” shall mean TP Flexible Income Fund, Inc., Prospect Flexible Income Management, LLC, Prospect Administration LLC, and any affiliate or portfolio company of any of the foregoing; (ii) “AP” shall mean any Access Person; and (iii) “relationship” shall mean, without limitation, any arrangement pursuant to which an AP is providing services to FLEX.

Notwithstanding any other provision, document or agreement, each AP agrees (a) to comply with all common law duties imposed on APs, and those contained in this Code; and (b) not to aid any competitor or potential competitor of FLEX during the course of such AP’s relationship with FLEX. For a period ending on the first anniversary after termination of any AP’s relationship with FLEX, such AP shall not solicit any person or personnel associated with FLEX to work elsewhere.

Each AP agrees to respect the confidentiality of all confidential, proprietary or nonpublic information such AP obtains as a result of or in connection with such AP’s relationship with FLEX or any of its affiliates. Each AP agrees not to use any such confidential, proprietary or nonpublic information for any purpose other than the purpose for which it has been entrusted to such AP and will not use it to compete with or otherwise harm FLEX.

Each AP of FLEX, and of any company in which FLEX invests, is required to obey all standards of prudence and safety, and to comply at all times with all civil and criminal legal standards, including but not limited to all international, federal, state, local, SRO, and other duly constituted authority laws, regulations, procedures and protocols, and best practices, at all times, at work, at home, on vacation, domestically and internationally, and to do everything possible at all times to avoid any potential risk, harm or injury to the person or property of anyone or anything else, wherever situated. Accordingly, just as illustrative examples, it shall be a violation of the Compliance Manual of each of FLEX and PFIM to text message while driving, drive while under the influence of alcohol, trespass, refuse to cooperate with an officer or fail to exercise due care on a golf course, at the beach, walking on the streets of New York City, making discriminatory or hurtful remarks, faces or gestures, etc. The above list is designed to be illustrative only and in no way exhaustive. Lapses of sound judgment are violations of the Compliance Manual of each of FLEX and PFIM.

Annex A is an integral part of this Section III.B as fully as if set forth herein in its entirety in haec verba.

Section IV    Prohibited Transactions

Access Persons must comply with Section 9.4.2 of the Adviser’s Compliance Manual, which is excerpted below and may not purchase or sell any individual publicly traded security without advance approval from the CCO of PFIM or the CCO of FLEX. Mutual Funds are exempt from this prohibition.

9.4.2      Restricted Lists. Upon notice that a Supervised Person of PFIM is in possession of any material, non-public information regarding an issuer, or otherwise at his or her discretion, the Chief Compliance Officer of PFIM will place the issuer on a “Restricted List” and circulate the list to Supervised Persons. PFIM Supervised Persons and their immediate family members are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities of an issuer during any period the issuer is listed on the Restricted List. Issuers of which PFIM Supervised Persons are expected to have material, non-public information on a regular basis should generally be placed on the Restricted List. The Chief Compliance Officer of PFIM shall take steps to immediately inform all Supervised Persons of the issuers listed on the Restricted List.

Personal Trading of FLEX shares

Currently, shares of the Corporation (“FLEX Shares”) are not listed on an exchange. Access Persons must seek pre-approval from the Adviser’s CCO prior to subscribing for FLEX Shares, purchasing FLEX shares in a secondary market transaction or submitting PIF shares for repurchase (each of these transaction are referred to hereinafter as a “Trade”). Access Persons must comply with the policy governing trading in PIF Shares discussed below.

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No affiliate, director, member, officer or employee of FLEX or PFIM, or any other person who has access to non-public information pertaining to the operations, assets, investment activities or other material matters concerning the Corporation (“Access Persons”) and their immediate family members may trade in the Corporation’s shares (“FLEX Shares”):

(i)	under any circumstances, when in possession of material non-public information;

(ii)	without advance permission of one of the CCO of FLEX or CCO of PFIM (the “Approving Officers”);

(iii)	without providing a written confirmation of any permitted Trade under paragraph (ii) above immediately to the Approving Officers; and

(iv)	other than during the period beginning on the business day immediately following the publication of any semi-annual, annual or other interim financial report that includes FLEX’s net asset value (“NAV”) as of such reporting period and ending on the later of (x) the four week anniversary of such date, or (y) one week before the end of the next fiscal quarter; provided, that such “trading window” shall be closed (a) for the period beginning one week before the publication of FLEX’s NAV in connection with a quarterly repurchase offer and ending on the business day following the publication of such NAV, and (b) at any time any Approving Officer comes into possession of material non-public information. For the avoidance of doubt, for the purposes of the foregoing, publication shall include filing with the U.S. Securities and Exchange Commission.

Notwithstanding the foregoing, an Access Person is not permitted to short FLEX Shares (or enter into any Derivative which has the economic effect of increasing in value when FLEX Shares decrease in value). Upon submitting prospective trades to the Approving Officers for pre-approval, the applicant will be informed of any restrictions or black-out periods due to 10Q or 10K filings or for any other reason that warrants suspension of trading by Access Persons in order to comply with applicable laws and regulations and the policies and procedures of FLEX or PFIM.

Additionally, Access Persons may make transactions in FLEX Shares outside the trading window if they are made pursuant to a predetermined, non-discretionary trading plan, provided such plan has been reviewed and approved by the PFIM CCO. In addition, the Adviser may grant stock or other forms of equity of the Corporation to an Access Person outside the trading window if it is made pursuant to a predetermined employee stock plan or vesting schedule, provided such grant has been reviewed and approved by the PFIM CCO.

(A)	Advisory Persons of the Corporation or the Adviser must obtain approval from the Corporation or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering. Such approval must be obtained from the Chief Compliance Officer of the Corporation or the Adviser, as the case may be, unless he is the person seeking such approval, in which case it must be obtained from the President of the Corporation or of the Adviser.

(B)	No Access Person shall recommend any transaction in any Covered Securities by the Corporation without having disclosed to the Chief Compliance Officer of the Adviser and the Corporation, his or her interest, if any, in such Covered Security or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position or other economic interest that the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

(C)	An Access Person must comply with the Adviser’s insider trading policies and procedures with respect to material non-public information. Please refer to the section entitled “Insider Trading Procedures” in the Adviser’s Compliance Manual.

Section V    Reports by Access Persons

(A) Initial Holdings Reports.

No later than 10 days after a person becomes an Access Person, such person must file with the Chief Compliance Officer a Holdings Report [see attached]. The report requires the Access Person to list all Covered Securities in which the Access Person has Beneficial Ownership. It also requires the Access Person to list all brokers, dealers,

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and banks where the Access Person maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person on the date such person became an Access Person. The report must be current as of a date no more than 45 days prior to the date the person became an Access Person. For purposes of this section, the term “Access Person” shall also include such person’s Immediate Family sharing the same household.

(B) Quarterly Transactions Reports

No later than 30 days after the end of March, June, September, and December each year, each Access Person must file with the Chief Compliance Officer a Quarterly Transactions Report [see attached]. The report requires each Access Person to list all transactions (other than transactions effected pursuant to an automatic investment plan) during the most recent calendar quarter in Covered Securities, in which transactions such Access Person had Beneficial Ownership. The report also requires each Access Person to list all brokers, dealers, and banks where such Access Person established an account in which any securities (not just Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person. For purposes of this section, the term “Access Person” shall also include such person’s Immediate Family sharing the same household. Copies of statements or confirmations containing the information specified in the report may be submitted in lieu of listing the transactions. Access Persons submitting statements (or causing statements to be submitted) will be deemed to have satisfied this reporting requirement, and need only sign off quarterly on having complied. For periods in which no reportable transactions were effected, the Quarterly Transactions Report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

(C) Annual Holdings Reports

Each Access Person must file with the Chief Compliance Officer an Annual Holdings Report [see attached]. The report requires the Access Person to list all Covered Securities in which the Access Person has Beneficial Ownership as of December 31 of the prior year. It also requires the Access Person to list all brokers, dealers, and banks where the Access Person maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person as of December 31 of the prior year. For purposes of this section, the term “Access Person” shall also include such person’s Immediate Family sharing the same household.

(D) Exceptions to Reporting Requirements.

(1)  Independent Directors

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of the Corporation is not required to file a Quarterly Transactions or Annual Holdings Form upon becoming a director of the Corporation. Such an Independent Director remains exempt from filing such Quarterly Transactions and Annual Holdings Forms unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Corporation, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director, such Covered Security is or was purchased or sold by the Corporation, or the Corporation or the Adviser considered purchasing or selling such Covered Security.

(2)  Access Persons

An Access Person need not make any report under Section V with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

An Access Person of the Adviser need not submit a Quarterly Transactions Form if all of the information in the report would duplicate information held by the Adviser in its records that are required to be recorded pursuant to Rule 204-2(a)(13) under the Advisers Act, as amended, so long as the Adviser receives such information no later than 15 days after the end of the applicable calendar quarter.

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(E) Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

1.	within 15 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Transactions Form.

2.	Instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer of the Adviser.

3.	On a quarterly basis, certify that they have complied with the requirements of (1) and (2) above as provided for in the Quarterly Acknowledgement Form.

(F) Form of Reports.

A Quarterly Transactions Form may be attached to broker statements or other statements which provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in the Quarterly Transactions Form.

(G) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Corporation, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility.

(H) Where to File Reports.

All Quarterly Transactions, Annual Holdings, and Quarterly Acknowledgement Forms must be filed with the Chief Compliance Officer of the Adviser or his or her appointee.

(I) Disclaimers.

Any report required by this Section V must contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI   Additional Prohibitions

(A) Confidentiality.

Until disclosed in a public report to stockholders or to the Securities and Exchange Commission in the normal course, it is the Adviser’s fiduciary duty to keep all information concerning the identity of security holdings and financial circumstances of the Corporation confidential. In addition, all information concerning the securities “being considered for purchase or sale” by the Corporation shall be kept confidential by all Access Persons and disclosed by them to other Access Persons only on a “need to know” basis or as otherwise permitted by law. It shall be the responsibility of the Chief Compliance Officer of the Adviser and the Corporation to report any inadequacy found in this regard to the directors of the Corporation.

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(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to actual, or the appearance of, conflicts of interest, interfere with the duties to the Corporation or the Adviser, or otherwise jeopardize the integrity or reputation of the Corporation or the Adviser. Similarly, no such outside business activities may be inconsistent with the interests of the Corporation or the Adviser. Access Persons may not use the Corporation’s or Adviser’s name or related trademarks for personal benefit (or for the benefit of a third party). All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer of the Adviser and the Corporation.

Section VII    Certification

(A) Initial, Quarterly and Annual Certification.

It is the duty of each Access Person to read and understand the Code of Ethics and consult with the Chief Compliance Officer of the Adviser with respect to any portion of the Code that is not clearly understood. Access Persons of the Corporation or the Adviser shall be required to certify initially, quarterly and annually that they have read this Code and that they understand it and recognize that they are subject to it and agree to comply with its terms. Furthermore, each time an amendment to the Code is made, Access Persons shall be required to submit a written acknowledgement that they have received, read and understood the amendments to the Code and agree to comply with its terms.

On a quarterly and annual basis, Access Persons shall certify their understanding of the Code of Ethics and the Compliance Manuals by signing and submitting the Quarterly Acknowledgement Form to the Chief Compliance Officer of the Adviser or such designee.

(B) Board Review.

No less frequently than annually, the Chief Compliance Officer of the Corporation and the Adviser must furnish to the Corporation’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Corporation or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII    Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the Corporation or the Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 of the 1940 Act, Rule 204A-1 of the Advisers Act and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Corporation and the more advantageous price paid or received by the offending person with respect to any security transaction.

Section IX     Administration and Construction

(A)	The administration of this Code shall be the responsibility of the Chief Compliance Officer of the Adviser.

(B)	The duties of the Chief Compliance Officer of the Adviser are as follows:

(1)	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

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(2)	On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3)	Maintaining or supervising the maintenance of all records and reports required by this Code and reviewing Quarterly Transactions, Annual Holdings, and Quarterly Acknowledgement Forms periodically;

(4)	Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Transactions, Annual Holdings, and Quarterly Acknowledgement Forms and reviewing such transactions against a listing of all transactions effected by the Corporation;

(5)	Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear inconsistent with the objectives of Rule 17j-1, Rule 204A-1 and this Code;

(6)	Conducting such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Corporation; and

(7)	Submission of a written report to the board of directors of the Corporation, no less frequently than annually, that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII (B).

(C)	The Chief Compliance Officer of the Adviser shall maintain or cause to be maintained in an easily accessible place at the principal place of business of the Corporation and the Adviser, the following records:

1.	A copy of all codes of ethics adopted by the Corporation or the Adviser and its affiliates, as the case may be, pursuant to Rule 17j-1 of the 1940 Act and/or Rule 204A-1 and the Advisers Act that have been in effect at any time during the past five (5) years;

2.	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

4.	A copy of each report made by the Chief Compliance Officer of the Adviser and/or the Corporation to the board of directors of the Corporation for two (2) years from the end of the fiscal year of the Corporation in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

5.	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 of the 1940 Act, Rule 204A-1 of the Advisers Act and this Code of Ethics, or who are or were responsible for reviewing such reports;

6.	A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

7.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Advisory Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)	This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code of Ethics initially was adopted and approved by the Board of Directors of the Corporation, including a majority of the Independent Directors, at a meeting held on April 22, 2019.

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Holdings Reporting Form (Annual and Initial)

Information is current as of: ____________ (must be no more than 45 days prior to the date of submission)

(month/day/year)

Check here if this is an Initial Holdings Report ___

(*If no holdings, write NONE*)

Broker	Account#	Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares	Principal Amount

I certify that this form fully discloses all Covered Security holdings in which I have a Beneficial Ownership (as such terms are defined in the Code of Ethics). I understand that I am presumed to have a Beneficial Ownership in Securities holdings of immediate family members living in the same household.

Deliver to the Chief Compliance Officer or designee within 10 days of becoming an Access Person, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

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Quarterly Transactions Reporting Form

For the Quarter Ended: ___________________________________

The following lists all transactions in Covered Securities in which I had any direct or indirect Beneficial Ownership interest, that were effected during the last calendar quarter and required to be reported by Section V (B) of the Code of Ethics. Please sign and date this report, and return it to the Chief Compliance Officer no later than the 15th day of the month following the end of the quarter. Brokerage statements can be attached in lieu of listing purchases/sales/new accounts; please indicate below if purchases/sales/changes were made. (*If no activity, write NONE*)

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker-Dealer or Bank), including Account #

New Accounts Established During the Quarter (*If no activity, write NONE*)

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all transactions Covered Securities in which I have a Beneficial Ownership (as such terms are defined in the Code of Ethics). I further certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Ownership I understand that I am presumed to have a Beneficial Ownership in Securities transactions of immediate family members living in the same household.

Deliver to the Chief Compliance Officer or designee within 30 days of the end of a calendar quarter. Use additional sheets if necessary.

Signature	Date

Print Name

6a-11

I certify that this form fully discloses all transactions in Covered Securities in which I have a Beneficial Ownership (as such terms are defined in the Code of Ethics), other than transactions which were previously reported on a duplicate account statement or confirmation and reported to the Compliance Officer. I further certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Ownership. I understand that I am presumed to have a Beneficial Ownership in Securities transactions of immediate family members living with me in the same household.

Initial and Quarterly Acknowledgement Form

I certify that (a) I have read and understood, and understand, the policies and procedures set forth in the Compliance Manual of each of (i) TP Flexible Income Fund, Inc. (“Prospect”) and (ii) Prospect Flexible Income Management, LLC (“PFIM” or the “Adviser”) as of the date set forth below, as well as the Prospect and PFIM Code of Ethics, implemented pursuant to Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisors Act of 1940, and all amendments relating thereto, (b) I recognize that all such policies, procedures and codes (hereafter “Rules”) apply fully to me at all times and (c) I agree to comply in all respects with the policies, procedures and codes described therein for the duration of my employment or other business relationship with Prospect, PFIM or any affiliate of either (and for as long as any of the Rules apply to me), and to report immediately any deviation or any inappropriate behavior, regardless of immateriality, therefrom that I become aware of.

I hereby represent, covenant and agree that I have immediately, by a written instrument entitled “Notice of Violation” and signed by me, reported to two or more Prospect or PFIM Compliance Officers (such persons being John Barry, Grier Eliasek, Kristin Van Dask, Daria Becker or Jonathan Li (and only after exhausting these possibilities, Gene Stark)) in writing each and every, and any and all, instances of conduct, action, inaction or any other activity or circumstance by or involving any Prospect person, agent, representative, director, officer, personnel, employee, stockholder, consultant or affiliate, that is or could be, or is or could be in my judgment, unfair, unethical, immoral, a violation of the letter or spirit of the Prospect or PFIM Compliance Manuals, or joint Code of Ethics, or of any other rule, regulation, law, code, best practice, or of any other standard of which I am aware, including but not limited to investment, disclosure and workplace best practices and procedures, including but not limited to anti-discrimination, whistleblower, and similar best practices, and represent, covenant and agree to so notify, by a written instrument signed by me, two or more of such aforementioned Compliance Officers immediately if I learn that this representation is or becomes inaccurate or believe or learn that any such acts, inactions or circumstances have occurred (or may be about to occur) since the commencement of my employment or other business relationship with Prospect, for as long into the future as I continue my business relationship with Prospect. In particular, I will promptly report any (i) discrimination actions, words or commissions, whether racial, gender, ethnic, sexual orientation, or any other type of discrimination, (ii) sexual harassment of any kind, (iii) person allowing a hostile work environment to exist, even for one second, or (iv) any inappropriate behavior, in each case, no matter how minor. I also acknowledge that I am also able to report violations via Prospect’s anonymous and confidential Ethics Hotline at 877-279-7449.

Name:	(PRINT NAME)

Signature:

Date:

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Annex A - Dispute Resolution

In the event of a dispute between a covered person and PSSIM or PIF, such dispute shall be governed by the dispute resolutions provisions otherwise already in place between such covered person and the covered person’s employer.

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